News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION ELECTS NEW DIRECTOR

MUSCATINE, Iowa (September 15, 2022) – HNI Corporation (NYSE: HNI) announced the election of Patrick D. Hallinan to the Corporation’s Board of Directors.

Mr. Hallinan is the Senior Vice President and Chief Financial Officer of Fortune Brands Home & Security Inc., an industry-leading home and security products company. Prior to taking the role of CFO in 2017, Mr. Hallinan served as Senior Vice President, Finance, and in other finance and business roles at Fortune Brands. Mr. Hallinan brings to the Board expertise in finance, strategy, and general management developed over a 30-year career. He will join the Board’s Audit Committee.

“We are delighted to welcome Pat to our Board of Directors,” said Jeff Lorenger, Chairman, President, and Chief Executive Officer, HNI Corporation. “He has deep financial leadership experience, and also brings impressive strategic business management skills that will add tremendous value to HNI as we continue to pursue our strategies focused on long-term profitable growth.”

“I’m excited and honored to join the Board of Directors of HNI Corporation,” said Pat Hallinan. “I look forward to engaging with the other Board members and the Corporation’s leadership.”

Following Mr. Hallinan’s election, the Board of Directors of HNI has ten directors – nine independent outside directors and the Chief Executive Officer of the Corporation.
About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

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